                                                                    EXHIBIT 6.13



                     COMMON STOCK PURCHASE WARRANT (SAMPLE)

                                                                    EXHIBIT 6.13

                          COMMON STOCK PURCHASE WARRANT


                  THIS WARRANT REPRESENTS THE RIGHT TO PURCHASE
                   UP TO 25,000 SHARES OF THE COMMON STOCK OF

                           OMICRON TECHNOLOGIES, INC.


        FOR VALUE RECEIVED, OMICRON TECHNOLOGIES, INC., a Florida corporation,
        (the company), promises to sell and deliver to       shares of the
        Common Stock, of par value $0.001, of the Company, shares upon the payment by the Holder to the Company of the Exercise Price as set out below, in U.S. Funds and which will be accepted subject to collection.
        This Warrant is issued on this    th day of       , 1999.

        The Exercise Price is as follows:




                          TRANSFER RESTRICTION NOTICE.

        This Warrant, and the securities issuable upon its exercise (in whole or part) have not been registered under the Securities Act of 1933, as amended (the Act), nor the securities laws of any other jurisdiction, and may not be sold, transferred or otherwise disposed of unless:

        i) an appropriate S.E.C. Registration Statement covering the Warrants and their underlying securities is in effect; or

        ii) Company counsel is satisfied that such registration is not then required and that this Warrant and the underlying securities may be sold, transferred or otherwise disposed of in the manner contemplated without registration under the Act.



        Holder Of Record

        1. WARRANT EXERCISE.

        The Holder shall be entitled to purchase up to       shares the Common
        Stock of the Issuer, at any time from the date of this agreement, until the Expiration Date.

        To exercise this Warrant, in whole or in part, the Holder shall tender payment in U.S. funds, to the Company of the Exercise Price per share, multiplied by the number of shares bring purchased, with a properly completed Form Of Exercise, together with this Original Warrant Agreement.

        If exercise is for less than the aforesaid shares, the Company shall issue a new Warrant to the Holder, covering the unexercised shares, upon the same terms and conditions hereof.


        2. DEMAND REGISTRATION.

        At any time prior to the Expiration Date, the holders of a majority of the aggregate securities issuable upon the exercise of this Warrant and all other such Warrants which have been issued by the Company as part of the same transaction for which this Warrant has been issued, may by written notice to the Company, request that the Company cause a registration statement covering the Warrant(s) and the underlying shares be filed with the Securities And Exchange Commission, (S.E.C.) as expeditiously as possible after such notice. The Company shall use its best efforts to cause such filing, and shall bear all of the reasonable cost and expenses to file such registration statement with the S.E.C. and all applicable BLUE Sky filings.

        The Company shall not be obligated to file a registration statement with the S.E.C. at a time when it would require a special financial audit be undertaken to furnish the appropriate financial statements for such registration statement.

        In lieu of a registration statement with the S.E.C., upon the Holders demand for registration, the Company may at its option, repurchase the remaining Warrants from the Holders. In such case, the purchase price shall be that price. Per share, which is equal to the average closing bid price for the 30 days immediately preceding the demand for registration, minus the Exercise Price. The Holder has no right to request that the Company take this course of action in lieu of registration. This repurchase is strictly optional and the Company may only consider this course of action if its working capital requirements allows for the expenditure of the funds necessary to accomplish this repurchase option.


        The Holder shall cooperate fully with the Company by providing all necessary and relevant information required to effectuate a registration statement.

        1. PIGGYBACK REGISTRATION

        At any time prior to the Expiration Date, should the Company file a new registration statement under the Act covering any securities to be issued by the Company, (other than a registration statement on Form S-8 or S-20 or any Form which dose not include substantially the same information as would be required for the general registration of securities) the Company shall give prompt written notice to the Holder, offering to include in such registration statement any of the Warrants and underlying shares hereof The Company shall bear all of the reasonable cost of such filings. The Holder must notify the Company within twenty days of receipt of the aforesaid notice of his/her intention to participate in this registration.

        The Holder shall cooperate fully with the Company in the preparation of such registration statement by furnishing information required for such filings. All piggyback registration rights terminate on the Expiration Date.


        2. STOCKHOLDER RIGHTS

        By virtue of this Warrant, the Holder hereof is not entitled to any legal or equitable rights, including voting rights, as a shareholder in the Company.

        3. ANTI-DILUTION PROVISIONS

        The number of shares underlying this Warrant may be proportionately increased in the event that the Company causes to be more shares as a stock dividend or other such reclassification, or conversely, proportionately decreased if a reverse split or other such reclassification is declared. In the event that shareholders are granted the right to purchase additional shares from the proceeds of a cash dividend by the Company, such event shall be treated as a stock dividend as relates to the Holder's Anti-dilutive rights.

        4. SUCCESSOR CORPORATION

        All rights granted to the Holder hereof shall survive any merger, consolidation or other business combination of the Company with another (successor) entity. The Holder shall have the same anti-dilutive rights in such case, in the securities of the new entity.

        5. EXERCISE PRICE ADJUSTMENTS

        Upon the occurrence of each event requiring an adjustment in the Exercise Price, or the number of underlying shares, the Company shall give prompt written notice, setting forth the computation used to arrive at the adjusted price or number of underlying shares. The computations shall be made by the Company's Chief Financial Officer or the Company's accountants. Such computations shall be conclusive and binding upon the Holder unless written objection is given to the Company, within fourteen days from the date of the Company's initial notice.


        6. DISSOLUTION OR LIQUIDATION OF THE COMPANY

        In the event that the Company is dissolved, or otherwise liquidates a substantial portion (i.e. 60% or more) of its assets with the intent to make a distribution to shareholders of the proceeds therefrom (including the sale of assets of a wholly-owned subsidiary) the Holder shall be entitled, after proper exercise of the Warrants, in Whole or in part, to participate in the distribution on the same terms and conditions as are all of the other shareholders.

        In such event, the Company shall give 30 days written notice to the Holder. Failure of the Holder to exercise within 30 days from the date of the Company's notice, shall cause all such rights in the Warrants to terminate. The Company may finalize the intended transaction but it may not make any shareholder distribution during the 30 day notice period.


        7. NON-ADJUSTMENT EVENTS

        It is acknowledged and agreed that no price or quantity adjustments shall be required in the event that the Company issues shares of its common stock: a) upon the exercise of Warrants or options granted previously to the date hereof:) b) pursuant to any stock option plan or employee benefit plan: or c) for any purpose in connection with debt or equity offerings.


        8. AVAILABLE SHARES

        The Company agrees to reserve and keep available out of its authorized, and issued capital shares, sufficient shares to cover the exercise of all of the shares covered by this Warrant Agreement. Further, that upon issuance, such shares shall be validly issued, fully paid and non-assessable.

        9. MISCELLANEOUS

           a) LOSS OF WARRANT. In the event of the loss, theft, destruction or mutilation of this Warrant Agreement, the Company shall execute and deliver a new Warrant in exchange for and upon the surrender and cancellation of such mutilated or defaced Warrant.

        If the Warrant Agreement was lost or stolen, the Company may, at its option, as a condition to the execution and delivery of a new Warrant Agreement, require that the Holder produce satisfactory indemnity to the Company. The Holder may be required to post a surety bond to protect the Company from conflicting claims.

   b) RECORD OWNER. At the time this Warrant is surrendered for exercise, together with the completed Form of Exercise and the monetary consideration required, the person so exercising shall be deemed to be the Holder of record, notwithstanding that the stock transfer books of the Company shall then be closed, or that certificates representing such securities shall be actually delivered to such person.

   c) FRACTIONAL SHARES. No fractional shares shall be issued under any circumstances. The Holder may elect to remit additional funds to obtain the next full share, or the Company may reimburse the Holder for such fractional amount. In no event shall the Company issue more shares than were duly registered in accordance with the federal and state securities laws, or to which an exemption therefrom applies.

   d) NOTICES. All notices required hereunder shall be in writing, delivered by certified, registered or express mail, return receipt requested, to the address of record of the party being noticed. All time periods to be determined under notice shall be so counted from the actual date of mailing.

   e) BEST EFFORTS. In the event that a registration is undertaken, the Company agrees to use its best efforts to assure that the Warrants and the underlying shares are included therein on a timely basis.

   f) STOCK ISSUANCE TAXES. The Company shall bear full responsibility for payment of any federal or state stock issuance taxes which may be required.

   g) TRANSFER RESTRICTIONS. This Warrant, and its underlying shares of common stock have not been registered under the Act. Accordingly, this Warrant Agreement, including replacements, shall bear the following legend upon its face:


                          TRANSFER RESTRICTION NOTICE.

This Warrant, and the securities issuable upon its exercise (in whole or in part) have not been registered under the Securities Act of 1933, as amended (the
Act), nor the securities laws of any other jurisdiction, and may not be sold, transferred or otherwise disposed of unless:

      i) an appropriate S.E.C. Registration Statement covering the Warrants and their underlying securities is in effect; or

     ii) Company counsel is satisfied that such registration is not than required and that this Warrant and the underlying securities may be sold, transferred or otherwise disposed of in the manner contemplated without registration under the Act.

          All Warrants presented for transfer must be accompanied by a duly executed and completed Form Of Assignment. Prior to the effectiveness of any future registration statement covering this Warrant Agreement, the Company may accept or reject such transfer attempt, based upon its counsel's opinion as to whether or not such an event may take place in the absence of an effective registration. In case of rejection, the Company shall not have any legal obligation to effectuate such transfer.

     h) ENTIRE BINDING AGREEMENT. This agreement represents the entire agreement between the two parties. No change, alteration, or other modification hereof may be made except by a further written agreement, duly executed by the parties hereto. No oral agreement or understanding, express or implied, shall invalidate, empower or affect this written Agreement. By acceptance of this Warrant Agreement, the Holder agrees to be bound by all of its terms and conditions.

     i) INTERPRETIVE LAW. This Warrant Agreement shall be governed by and construed in accordance with the laws of the State of Florida. In the event of a controversy arising herefrom, it is agreed and consented to that jurisdiction and venue of the courts of the State of Florida.

     j) EXPIRATION DATE. This Warrant expires at 5.00 P.M. (Eastern Time) on the third anniversary of the date of execution hereof In the event that the Holder demands registration (paragraph 2 above) of the Warrant and the underlying shares, this Warrant Agreement shall not terminate until the expiration of six (6) months from the effective date of such registration, or upon the exercise hereof, which ever occurs first. The purpose of this provision is to assure that the Holder does not suffer the loss of the right to exercise hereunder from a delay in the effectiveness of a registration, for any reason.

         IN WITNESS WHEREOF, the Company, by its duly authorized officers has
  executed this Warrant on the         day of               , 1999.

                                                 OMICRON TECHNOLOGIES, INC.

               By:                               By:
                  -----------------------           -----------------------
                        Secretary                           President